Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Record Revenue of $64 Million and EPS of 30 Cents for Second Quarter FY04

Quarter Revenue Growth of 57 percent; Net Income Increase of 67 percent; Operating Margin Up Over 120 Basis Points

RESTON, VA – July 26, 2004 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced record results for its second quarter ended June 26, 2004.  Revenue for the second quarter of fiscal year 2004 (FY04) increased 57 percent while net income increased by 67 percent as compared to the second quarter in the previous year.  The Company’s results were driven by strong organic growth in the Federal Government business, continued improvements in operating margins as compared to the prior year period, and the acquisition of MATCOM in January 2004.

Second Quarter of FY04 Financial Results

Revenue for the second quarter of FY04 was $63.8 million, an increase of 57 percent over second quarter FY03 revenue of $40.7 million.  Federal government contract revenue, which represents 97 percent of second quarter FY04 total revenue, grew by 62 percent to $61.6 million from $37.9 million for the second quarter FY03. Revenue growth in the second quarter was primarily the result of continued growth in its key focus areas: Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing.

Net income for the second quarter FY04 was $2.7 million, or $0.30 per diluted share, an increase of 67 percent over second quarter FY03 net income of $1.6 million, or $0.19 per diluted share.  Income from operations for the second quarter of FY04 was $5.2 million, an increase of 84 percent over operating income of $2.8 million reported in the second quarter FY03.  Operating margin for the second quarter of FY04 was 8.1 percent, as compared to 6.9 percent in the second quarter of FY03.

“By specializing in mission-critical assignments that support frontline personnel in the military and civilian agencies, SI International continues to produce strong quarterly financial results with double-digit organic growth,” said Ray Oleson, SI International’s Chairman and CEO.  “We continue our trend of meeting or exceeding every quarterly financial goal that we set for ourselves since becoming a public company back in November 2002.”

Backlog as of June 26, 2004 was $703 million, including $100 million in funded backlog and $603 million in unfunded backlog.

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First Half FY04 Financial Results

For the first half of FY04 ended June 26, 2004, revenue increased 46 percent to $119.8 million, compared to $82.0 million for the first half of FY03.  Net income for the first six months of FY04 was $5.0 million, or $0.56 per diluted share, an increase of 63 percent over the same period last year of $3.1 million, or $0.37 per diluted share.

Income from operations for the first half of FY04 was $9.6 million, an increase of 77 percent over operating income of $5.4 million reported a year earlier.  Operating margin for the first half of FY04 was 8.0 percent, as compared to 6.6 percent in the first half of FY03.

First Half FY04 Business Highlights

Contracts and task orders that were awarded to the Company during the first six months of FY04 included:

•                  $800 million Command, Control, Communications, Computer, Intelligence, Information Technology, Surveillance and Reconnaissance (C4I2TSR) Engineering and Technical Support Contract to support U.S. Air Force Space Command, U.S. Northern Command, NORAD, U.S. Strategic Command, and other U.S. government agencies located around the world.

•                  $6 million contract to provide Ballistic Missile Defense systems engineering services to the U.S. Air Force Space Command.

•                  $5 million contract to design, host, and operate a Learning Management System and a Learning Content Management System to support on-going and future web-based training initiatives for the Army’s Defense Ammunition Center.

•                  $2.9 million contract to support the Defense Information Systems Agency (DISA) in defining, establishing, and developing the solutions and procedures for the DoD Internet Protocol version 6 (IPv6) Transition Office.

•                  Space and Missile Systems Center Blanket Purchase Agreement enabling SI International to compete for tasks with a ceiling value of $500 million.

Other significant events for the Company included:

•                  Fifth acquisition, MATCOM, successfully closed and integrated within SI International.

Business Outlook

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI International issued the following guidance ranges for the third and fourth fiscal quarters FY04 and revised its guidance for full year FY04.  The Company projects annual organic growth of 10 to 15 percent for fiscal year 2004:

	Q3 2004	Q4 2004	Full Year 2004
Revenue	$63 – 67 million	$62 – 68 million	$245 – 255 million
Net income	$2.7 – 2.9 million	$2.8 – 3.3 million	$10.5 – 11.2 million
Diluted earnings per share	$0.31 – 0.33	$0.31 – 0.35	$1.19 – 1.25

“As we look ahead at the issues that are at the top of the agenda for the Federal Government for the foreseeable future, we find that SI International’s strategic focus and proven capabilities are squarely aligned with the government’s high priority initiatives of Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing,” said Oleson.

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10:00 AM EDT, tomorrow. Participating in the conference call will be SI International’s Chairman and CEO Ray Oleson, President and COO Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference will be available by telephone beginning on Tuesday, July 27, 2004 at 12:00 PM EDT through Tuesday, August 3, 2004 at 5:00 PM EDT by calling 1-888-286-8010 and entering the conference passcode number 99498414.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions primarily to the Federal government.  The Company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; and SI International’s ability to attract and retain qualified personnel.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed above as well as those in the Risk Factors section of the annual report on Form 10-K filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003

Revenue	$63,814	$40,724	$119,784	$82,048
Direct costs	38,801	24,264	72,330	49,290
Indirect costs	19,049	13,167	36,358	26,330
Depreciation and amortization	598	486	1,187	998
Amortization of intangible assets	192	—	306	—
Income from Operations	5,174	2,807	9,603	5,430
Interest expense	(738)	(146)	(1,272)	(308)
Income before provision for income taxes	4,436	2,661	8,331	5,122
Provision for income taxes	1,752	1,052	3,291	2,024

Net income	$2,684	$1,609	$5,040	$3,098

Basic weighted average shares outstanding	8,473	8,447	8,465	8,445
Diluted weighted average shares outstanding	9,008	8,447	8,926	8,445

Earnings per common share:
Basic	$0.32	$0.19	$0.60	$0.37
Diluted	$0.30	$0.19	$0.56	$0.37

EBITDA (1)	$5,964	$3,293	$11,096	$6,428

Notes:                                     (1) EBITDA is defined as GAAP net income (loss) plus interest expense, income taxes, and depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003

Net income	$2,684	$1,609	$5,040	$3,098
Interest expense	738	146	1,272	308
Provision for income taxes	1,752	1,052	3,291	2,024
Depreciation	598	486	1,187	998
Amortization	192	—	306	—
EBITDA	5,964	3,293	11,096	6,428

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months Ended
	June 26, 2004		June 28, 2003		Growth
	$	%	$	%	$	%

Core government revenue	61,587	96.5%	37,935	93.1%	23,652	62.4%
Commercial revenue	2,227	3.5%	2,789	6.9%	(562)	-20.2%
Total revenue	63,814	100.0%	40,724	100.0%	23,090	56.7%

Prime revenue	51,300	80.4%	33,981	83.4%	17,319	51.0%
Subcontract revenue	12,514	19.6%	6,743	16.6%	5,771	85.6%
Total revenue	63,814	100.0%	40,724	100.0%	23,090	56.7%

Cost plus	17,085	26.8%	15,429	37.9%	1,656	10.7%
Time & materials	30,654	48.0%	14,485	35.6%	16,169	111.6%
Fixed price	16,075	25.2%	10,810	26.5%	5,265	48.7%
Total revenue	63,814	100.0%	40,724	100.0%	23,090	56.7%

Department of Defense	33,341	52.3%	21,517	52.8%	11,824	55.0%
Civilian agencies	28,246	44.3%	16,418	40.3%	11,828	72.0%
Commercial	2,227	3.4%	2,789	6.9%	(562)	-20.2%
Total revenue	63,814	100.0%	40,724	100.0%	23,090	56.7%

Major contracts:
C4I2SR	8,613	13.5%	8,583	21.1%	30	0.3%
NVC/KCC	6,215	9.7%	6,024	14.8%	191	3.2%
All other	48,986	76.8%	26,117	64.1%	22,869	87.6%
Total revenue	63,814	100.0%	40,724	100.0%	23,090	56.7%

SI International, Inc.

Consolidated Balance Sheet

As of June 26, 2004 and December 27, 2003

(In thousands, except share data)

	June 26, 2004	December 27, 2003
	(unaudited)
Assets
Cash and cash equivalents	$256	$23,252
Account receivable, net	59,595	34,007
Other current assets	7,032	4,597

Total current assets	66,883	61,856

Property and equipment, net	4,522	3,768
Goodwill	94,027	39,829
Intangible assets, net	4,717	—
Other assets	2,652	1,174
Total assets	$172,801	$106,627

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$23,777	$17,708
Line of credit	16,000	—
Current portion of long-term debt	4,500	—
Current portion of operating leasing obligations	941	—
Escrow Payable	1,263	—
Deferred revenue	3,927	3,975
Other current liabilities	3,287	465
Total current liabilities	53,695	22,148

Long-term debt, net of current portion	25,500	—
Long-term operating lease obligations	1,379	—
Other long term liabilities	5,289	2,932

Stockholders’ Equity
Common stock - $0.01 par value per share: 50,000,000 shares authorized; 8,478,146 and 8,451,507 shares issued and outstanding as of June 26, 2004 and December 27, 2003, respectively	85	85
Additional paid in capital	75,989	75,704
Deferred compensation	(274)	(340)
Retained earnings	11,138	6,098

Total stockholders’ equity	86,938	81,547

Total liabilities and stockholders equity	$172,801	$106,627

SI International, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Six months ended
	June 26, 2004	June 28, 2003
Cash flows from operating activities:
Net income	$5,040	$3,098
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,187	998
Amortization of intangible assets	306	—
Loss on disposal of fixed assets	—	168
Deferred income tax provision	1,371	—
Stock-based compensation	66	67
Amortization of deferred financing costs	226	188
Changes in operating assets and liabilities, net of effect of business combination:
Accounts receivable, net:	(11,164)	4,689
Other current assets	(1,047)	859
Other assets	(502)	(2)
Accounts payable and accrued expenses	(360)	(549)
Deferred revenue	(49)	(1,007)
Operating lease obligation	(311)	—
Other long term liabilities	1,223	447
Net cash (used in) provided by operating activities	(4,014)	8,956
Cash flows from investing activities:
Purchase of property and equipment, net	(803)	(786)
Cash paid for acquisition of MATCOM	(66,065)	—
Net cash used in investing activities	(66,868)	(786)
Cash flows from financing activities:
Proceeds from excise of stock options	285	4
Proceeds (repayments) from bank overdrafts	2,872	(2,201)
Net borrowings (repayments) under line of credit	16,000	—
Proceeds from long-term debt	30,000	—
Repayments of notes payable	—	(137)
Payments of debt issuance fees	(1,201)	—
Repayments of capital leases obligations	(70)	(46)
Net cash provided by (used in) financing activities	47,886	(2,380)
Net change in cash and cash equivalents	(22,996)	5,790
Cash and cash equivalents, beginning of period	23,252	10,856
Cash and cash equivalents, end of period	$256	$16,646
Supplemental disclosures of cash flow information:
Cash payments for interest	$793	$142
Cash payments for income taxes	$2,788	$2,181

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